Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, March 10, 2011
7:00 A.M. CST
A. H. Belo Corporation Announces Director Changes
     DALLAS — A. H. Belo Corporation (NYSE: AHC) today announced that Laurence E. Hirsch, a Class II Director since December 2007 and chairman of Eagle Materials, Inc. and Highlander Partners, L.P., will retire at the Company’s 2011 Annual Meeting on May 18. The Company also announced that Louis E. Caldera, vice president/Programs at the Jack Kent Cooke Foundation, has been elected a director by the Company’s Board of Directors and appointed to serve on each of the Board’s standing committees. Caldera will stand for re-election as a Class II Director at the Annual Meeting.
     Hirsch joined Belo Corp.’s Board of Directors in August 1999 and subsequently became a director of A. H. Belo Corporation when Belo Corp. spun off its newspapers in February 2008. Between 1985 and 2004, Hirsch served Centex Corporation in various roles, including 16 years as chief executive officer. He currently is chairman of the Center for European Policy Analysis, a director of the Federal Home Loan Mortgage Corporation (Freddie Mac), and a member of the Board of Advisors at the Johns Hopkins School for Advanced International Studies.
     Hirsch said, “It has been an honor to serve A. H. Belo, its shareholders, its employees, and the communities of Dallas, Providence and Riverside. I’m confident that A. H. Belo’s unwavering commitment to journalism and its strong balance sheet will enable the Company to address successfully the secular challenges facing all traditional media companies.”
     Robert W. Decherd, chairman, president and Chief Executive Officer of A. H. Belo Corporation, said, “Larry Hirsch’s exceptional business sense and foresight, together with his instinctive concern for our community, made him one of our Company’s most influential directors during a critical transitional period. We will miss Larry’s counsel.”
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces Director Changes
March 10, 2011
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     Caldera joined the Belo Corp. Board of Directors in 2001 and, like Hirsch, was an original director of A. H. Belo in 2008. He has more than 30 years of private and public sector experience. Caldera left the A. H. Belo Board in 2009 following his appointment by President Obama as assistant to the President and director of the White House Military Office. Prior to this appointment, Caldera served as a tenured professor at the University of New Mexico Law School and president of the University of New Mexico. A graduate of West Point and Harvard Law School, Caldera was Secretary of the Army in the Clinton administration. He is currently a member of the Council on Foreign Relations, and has served as a director of Southwest Airlines and on the boards of trustees of Claremont McKenna College and the National World War II Museum.
     Caldera said, “I’m very glad to re-join A. H. Belo’s Board and look forward to contributing to the Company’s progress as the economic recovery takes hold.”
     Decherd said, “The Company’s directors look forward to re-engaging Louis in the strategies and related initiatives that will determine the future shape of journalism in Dallas, Providence and Riverside. Louis’ experience on the Board during the 2000s enables him to make an immediate impact in these deliberations. ”
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces Director Changes
March 10, 2011
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Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other public disclosures and filings with the Securities and Exchange Commission.
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202